Exhibit 99.1

Arcadia Resources Reports Fiscal 2008 Q2 Results - Reiterates Outlook to be Cash Flow and EBITDA Positive in Q3; Reduces Debt by $10 Million

INDIANAPOLIS, November 9, 2007 - Arcadia Resources, Inc. (AMEX: KAD), which provides innovative consumer health care services under the trade name Arcadia HealthCareSM, today announced its financial results for the second quarter and six months ended September 30, 2007.

Net revenues for fiscal second quarter 2008 were $38.7 million versus $38.3 million for the same quarter last year. The revenue increase primarily reflected organic growth of approximately $435,000 in the In-Home Health Services segment, which comprises approximately 81% of total net revenues. Revenues in the Retailer and Employer Services segment and the Durable Medical Equipment segment were essentially unchanged from the year-ago quarter.

Net loss from continuing operations for the fiscal second quarter of 2008 was $4.5 million, or $0.03 per share. Net loss from continuing operations for the year-ago second quarter was $1.6 million, or $0.02 per share.

EBITDA loss from continuing operations for the fiscal second quarter of 2008 was $2.0 million, compared with positive EBITDA from continuing operations of $452,000 a year ago.

For the first half of fiscal 2008, Arcadia reported a nearly 5% rise in net revenues, to $77.9 million. Net loss from continuing operations was $8.4 million, or $0.07 per share, versus a net loss from continuing operations of $1.9 million or $0.02 per share for the first half fiscal 2007.

During the second quarter, the Company disposed of the clinics and certain DME business operations. The financial results of those operations are reported in discontinued operations for the second quarter and six months ended September 30, 2007. The prior period results have also been recast for consistency purposes.

Discontinued operations accounted for an additional loss of $4.6 million and $8.2 million, for the second quarter and six months ended September 30, 2007, respectively. Clinic’s accounted for $6.4 million of the loss from discontinued operations for the first half of fiscal 2008.

Management Comments, Outlook

“While we are never satisfied to report a loss, we are proud of the first half of fiscal 2008 in terms of our turnaround efforts and the building of a ‘new’ Arcadia HealthCare,” commented Marvin R. Richardson, President and Chief Executive Officer. “As a result of our operational and financial progress, we strengthened the balance sheet by reducing long-term debt of approximately $10 million since March 31, 2007. And, based on recent monthly results, we are pleased to reiterate our expectation that the Company will be cash flow and EBITDA positive by the third quarter of fiscal 2008.”

Commenting on several of Arcadia’s strategic actions during the second quarter of fiscal 2008, Mr. Richardson noted, “We took concrete steps to deliver on our business goals, including the divesting of our Clinic operations which produced significant losses, divesting the Florida and Colorado Durable Medical Equipment business units, financing Durable Medical Equipment accounts receivable and improving Florida Medicare collections. In the process, we generated $5.8 million of cash without diluting investors.”

“We also announced a major DailyMed™ initiative with the State of Indiana estimated to contribute approximately $40 million to fiscal 2009 revenues. Our collaboration with Indiana demonstrates the great potential of our DailyMed™ compliance pharmacy packaging system, which has been endorsed by multiple public agencies in Indiana and will be promoted with a state-sponsored direct-to-consumer campaign to 1.7 million Hoosier seniors. This will provide a solid foundation for additional payor contracts leading to a national launch of DailyMed planned for fiscal 2009.”

“To streamline our corporate operations, we closed four Arcadia offices, moving our executive team to our new headquarters in Indianapolis. We continue to focus on improving earnings and cash flow while seeking additional SG&A cost reductions and improvement in our overall accounts receivable collections. I feel that we have delivered tangible results to our shareholders and look forward to building upon this progress,” Mr. Richardson concluded.

Conference Call Information

Arcadia will conduct a conference call and simultaneous Internet webcast to review these financial results on Friday, November 9, 2007 at 11:00 a.m. (Eastern Time).

To access the webcast, visit the Company’s website at www.arcadiahealthcare.com approximately 5-10 minutes prior to the start time and click on the webcast link. The webcast also will be accessible on www.investorcalendar.com.

The conference call also may be accessed by telephone by dialing 1-877-407-0778 (for US-based callers) or 1-201-689-8565 (for international callers).

A replay of the webcast will be available approximately one hour after the completion of the call and will be accessible on www.investorcalendar.com for 90 days following the call.  A telephone replay will be available by dialing 1-877-660-6853 (for US-based callers) or 1-201-612-7415 (for international callers).  For the replay, callers must use the Passcode number 286 and Conference ID number 260694.  The telephone replay will be available for 14 days following the call.

About Arcadia HealthCare

Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (AMEX: KAD), and is a national provider of alternate site healthcare services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; comprehensive central fill and licensed pharmacy services including its proprietary DailyMed™ Pharmacy program and a catalog of healthcare-oriented products, available for purchase on http://www.ArcadiaHealthCare.com and other leading retailer websites.

Through industry partnerships, the Company is also establishing a licensed model for walk-in routine (non-emergency) medical clinics inside of retail stores. Arcadia HealthCare’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local healthcare sites. The Company’s annual report on Form 10-K for the year ended March 31, 2007 is available on the Company’s website (http://www.arcadiahealthcare.com and the SEC website (http://www.sec.gov).

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment,  competition, and other factors.  Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in our press release are: (i) we cannot be certain or our ability to generate sufficient cash flow to meet our obligations on a timely basis; (ii) the marketing initiatives currently planned in conjunction with the State of Indiana and its agencies may be insufficient for DailyMed™ to achieve the market penetration and the additional payor contracts necessary to meet our revenue growth targets; (iii) the metrics for the pilot launch of DailyMed™ in other geographic locations may not accurately predict the demand for DailyMed™ in Indiana; (iv) we may not succeed in executing the national launch of DailyMed™ on schedule; (v) we may be unable to execute and implement our growth strategy; (vi) our plan to reduce SG&A costs may be unsuccessful; (vii) we may be unable to improve the timely collection of our accounts receivables; and (viii) other unforeseen events may impact our business. The forward looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

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Contacts:	Amalia “Molly” Blanco (317) 569-8234, x 103

Dan Fleshler or Davis Hodge Kreab/Strategy XXI (212) 935-0210

(Financial Tables Attached)

ARCADIA RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2007	2007
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$1,748,027	$2,994,322
Accounts receivable, net of allowance of $8,672,000 and $8,310,000, respectively	31,852,146	33,427,284
Inventories, net	1,653,746	2,732,533
Prepaid expenses and other current assets	2,780,470	2,768,231
Total current assets	38,034,389	41,922,370
Property and equipment, net	7,230,047	12,606,480
Assets held for sale	210,819	-
Goodwill	33,894,693	33,335,921
Acquired intangible assets, net	25,680,369	28,982,628
Other assets	195,760	380,374
	$105,246,077	$117,227,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit, current portion	$1,648,035	$2,612,996
Accounts payable	3,189,274	6,861,262
Accrued expenses:
Compensation and related taxes	4,939,889	4,462,726
Commissions	416,560	359,401
Accrued interest	659,423	818,655
Other	1,394,175	1,049,065
Liabilities of operations held for sale	793,419	-
Payable to affiliated agencies, current portion	1,863,246	1,548,827
Long-term obligations, current portion	16,823,308	21,320,198
Capital lease obligations, current portion	76,736	1,020,421
Deferred revenue	326,080	659,258
Total current liabilities	32,130,145	40,712,809
Other liabilities	457,161	457,161
Lines of credit, less current portion	16,429,789	20,342,796
Payable to affiliated agencies, less current portion	-	37,848
Long-term obligations, less current portion	373,596	896,870
Capital lease obligations, less current portion	143,357	696,787
Total liabilities	49,534,048	63,144,271

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized, none outstanding	-	-
Common stock, $.001 par value, 200,000,000 shares authorized; 126,126,685 shares and 121,059,177 shares issued and outstanding, respectively	126,127	121,059
Additional paid-in capital	128,569,059	110,342,704
Accumulated deficit	(72,983,157)	(56,380,261)
Total stockholders’ equity	55,712,029	54,083,502
	$105,246,077	$117,227,773

ARCADIA RESOURCES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three-Month Period Ended September 30,		Six-Month Period Ended September 30,
	2007	2006	2007	2006

Revenues, net	$38,721,330	$38,323,885	$77,852,181	$74,302,920
Cost of revenues	26,473,563	26,281,586	52,990,111	50,335,068
Gross profit	12,247,767	12,042,299	24,862,070	23,967,852

Selling, general and administrative	14,830,748	12,075,238	29,202,376	23,417,698
Depreciation and amortization	989,507	601,469	1,949,276	1,083,169
Total operating expenses	15,820,255	12,676,707	31,151,652	24,500,867

Operating loss	(3,572,488)	(634,408)	(6,289,582)	(533,015)

Other expenses:
Interest expense, net	963,239	912,529	2,122,500	1,317,656
Total other expenses	963,239	912,529	2,122,500	1,317,656

Loss from continuing operations before income taxes	(4,535,727)	(1,546,937)	(8,412,082)	(1,850,671)

Current income tax expense	6,914	44,650	22,602	83,450
Loss from continuing operations	(4,542,641)	(1,591,587)	(8,434,684)	(1,934,121)

Discontinued operations:
(Loss) earnings from discontinued operations	(2,472,939)	855,968	(6,008,500)	1,040,569
Net loss on disposal	(2,159,712)	-	(2,159,712)	-
	(4,632,651)	855,968	(8,168,212)	1,040,569

NET LOSS	$(9,175,292)	$(735,619)	$(16,602,896)	$(893,552)

Weighted average number of common shares outstanding	123,455,814	90,130,314	119,249,723	88,238,312

Basic and diluted net loss per share:
Loss from continuing operations	$(0.03)	$(0.02)	$(0.07)	$(0.02)
(Loss) earnings from discontinued operations	(0.04)	0.01	(0.07)	0.01
	$(0.07)	$(0.01)	$(0.14)	$(0.01)

SUPPLEMENTAL INFORMATION:

EBITDA from Continuing Operations Comparisons

The Company’s EBITDA from continuing operations for the fiscal second quarter 2008 and 2007 periods is presented below.

Reconciliation of EBITDA from Continuing Operations to Net Loss from Continuing Operations:	Quarter Ended September 30, 2007	Quarter Ended September 30, 2006
Net loss from continuing operations	$(4,542,641)	$(1,591,587)
Income tax expense	6,914	44,650
Interest expense	963,239	912,529
Depreciation and amortization (including depreciation expense in cost of revenues)	1,600,393	1,086,680
EBITDA from Continuing Operations	$(1,972,095)	$452,272

The Company’s EBITDA from continuing operations for the six month periods ended September 30, 2007 and 2006 is presented below.

Reconciliation of EBITDA from Continuing Operations to Net Loss from Continuing Operations:	Six Months Ended September 30, 2007	Six Months Ended September 30, 2006
Net loss from continuing operations	$(8,434,684)	$(1,934,121)
Income tax expense	22,602	83,450
Interest expense	2,122,500	1,317,656
Depreciation and amortization (including depreciation expense in cost of revenues)	3,189,399	1,956,781
EBITDA from Continuing Operations	$(3,100,183)	$1,423,766

This press release includes presentations of EBITDA, which is commonly used by management and investors as a measure of leverage capacity, debt service and general liquidity, but is not considered as a measure of financial performance under U.S. generally accepted accounting principles (GAAP). EBITDA may not be compatible to similarly titled measures used by other companies. Furthermore, net loss per share and EBITDA loss have been presented in this press release excluding financial information from discontinued operations. EBITDA and financial information with respect to continuing operations are presented as supplemental performance measures and are not intended as an alternative to net income or any other measure calculated in accordance with GAAP.

The presentation above bridges from Net Loss from continuing operations to EBITDA from continuing operations. Management has chosen to present the tables above to enable the reader to more readily understand the Company’s EBITDA measurement due to the requirement to reclassify the depreciation and amortization related to certain revenue-producing fixed assets as a component of the cost of goods sold, while presenting the remainder of depreciation and amortization on the corresponding line of the statement of operations.

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